Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-4

Datasea Intelligent Technology Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary shares, no par value	(1)	457(o)		$	$6,962,925.24	0.0001381	$961.58

Total Offering Amounts:							$6,962,925.24		961.58
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$961.58

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Offering Note(s)

(1)	In accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares is not set forth herein. Pursuant to Rule 457(o), the registration fee has been computed on the basis of the maximum aggregate offering price of all ordinary shares of Registrant expected to be issued upon completion of the merger of the Registrant, a company limited by shares incorporated under the laws of the British Virgin Islands and wholly owned subsidiary of Datasea Inc., a Nevada corporation (“DTSS”), with and into the Registrant.

Estimated solely for purposes of calculation of the registration fee in accordance with Rule 457(c) and (f) of the Securities Act based upon the product of: (i) 6,447,153, the maximum number of shares of DTSS common stock that may be exchanged in the merger, multiplied by (ii) $1.08, the average of the high and low prices of shares of DTSS’s common stock as reported on the Nasdaq Capital Market on February 10, 2026.